Exhibit 10.3

April 27, 2005

PlayStream, LLC
100 4th Avenue North, Suite 400
Seattle, Washington 98109 U.S.A.

Dear Sirs:

Reference is hereby made to the Asset Purchase Agreement dated as of April 27, 2005 (the "Purchase Agreement") by and among VitalStream Holdings, Inc., a Nevada corporation ("Holdings"), PlayStream, Inc., a Nevada corporation (the "Buyer"; collectively with Holdings, the "Buying Parties") and PlayStream, LLC, a Washington limited liability company ("PlayStream"). The Buying Parties and PlayStream are referred to collectively herein as the "Parties." Capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Purchase Agreement. References to Sections set forth herein are references to Sections of the Purchase Agreement.

The purposes of this letter of agreement (this "Agreement") is to set forth certain waivers and agreements deemed appropriate by the Parties in order to facilitate the Closing. In consideration of the mutual covenants set forth herein, and in the Purchase Agreement, the Parties hereby covenant, waive and agree as follows:

          1.           Waiver of Conditions to Closing:

                    A.           Subject to PlayStream's performance of its agreements and covenants set forth herein and in the Purchase Agreement, the Buying Parties hereby waive the conditions to Closing set forth in Section 7(a)(iv) (consents), Section 7(a)(vii)(A)(escrow agreement), the first sentence of Section 7(a)(ix)(invention assignment agreements) as applied to Matthew Wright, Section 7(a)(v) (PlayStream audit), Section 7(a)(vii)(B)(financial statement certificate) and Section 7(a)(x) (PlayStream Disclosure Schedule) of the Purchase Agreement.

                    B.           Subject to the Buying Parties' performance of their agreements and covenants set forth herein and in the Purchase Agreement, PlayStream hereby waives the conditions to Closing set forth in Section 7(b)(viii)(a)(release of guarantees and collateral) and Section 7(b)(ix)(A) (escrow agreement).

          2.           Escrow Agreement. The Parties shall use their reasonable best efforts to cause Progressive Transfer Company, or an alternative escrow agent agreed upon by the Parties, to assume the rights and obligations of Escrow Agent under the Escrow Agreement as soon as practicable after Closing (and each of the Parties shall agree to such changes to the form of Escrow Agreement as are reasonably requested by the Escrow Agent unless such requested changes materially adversely affect such Party's rights and obligations under the Escrow Agreement). The Escrow Shares shall be retained in informal escrow by Parr Waddoups Brown Gee & Loveless ("PW") with the understanding that Holdings shall direct PW to transfer the Escrow Shares to the Escrow Agent promptly following the finalization, execution and delivery of the definitive Escrow Agreement by all parties thereto.

          3.           Inventions Assignment. PlayStream shall use its reasonable best efforts to obtain on or before May 15, 2005, from Matthew Wright executed copyright/inventions assignment, confidentiality, nonsolicitation and noncompetition agreements (or amendments thereto) in form and substance reasonable satisfactory to Holdings (with such changes as are necessary to assign to Buyer all rights of PlayStream under such agreements).

          4.           Releases of Guaranties. To the extent not accomplished prior to Closing, the Buying Parties shall use their reasonable best efforts to effect the termination or release of each of the personal guarantees or collateral pledged by any member of PlayStream that are set forth in Section 4(ee) of the PlayStream Disclosure Schedule (the "Member Guarantees"). For purposes of clarification, the Buying Parties' "reasonable best efforts" shall not include prepayment of any capital lease or other obligations secured by such Member Guarantees (other than obligations to Lexington State Bank). Notwithstanding anything in this Agreement to the contrary, the Buying Parties shall indemnify and reimburse in full any member of PlayStream that is required to make any payment or suffers any loss in connection with a Member Guarantee.

          5.           Transfer of Wells Fargo Accounts. PlayStream shall use its reasonable best efforts in order to transfer to the Buyer, within seven (7) days of Closing, all cash and other items of value in all savings, checking and investment accounts of PlayStream as of Closing (other than any accounts listed as an Excluded Asset). PlayStream has provided, or promptly following Closing shall provide, information sufficient to confirm that all transferred required by this Section 5 have occurred.

          6.           Medical Policies. The Parties shall cooperate in an attempt to have PlayStream assign, and the Buyer assume, as of the effective date of the Employee Transition Date, the health insurance policy of PlayStream (or a new policy with the same provider and substantially the same terms).

          7.           Audited Financial Statements and Financial Statement Certificate. On or before May 3, 2005, PlayStream shall: (a) deliver to the Buying Parties the Financial Statements, which shall be in substantially the form provided to the Buying Parties prior to the date hereof, and (b) cause the Financial Statement Certificate attached to the Purchase Agreement as Exhibit E to be executed by George Grubb and delivered to the Buying Parties.

          8.           PlayStream Disclosure Schedule. On or before May 3, 2005, PlayStream shall deliver to the Buying Parties, a PlayStream Disclosure Schedule dated as of the Closing Date that generally reflects, to the extent accurate and appropriate, the comments of PW delivered to PlayStream prior to the date hereof. The PlayStream Disclosure Schedule shall not contain any disclosures not included in the draft of PlayStream Disclosure Schedule delivered to the Buying Parties prior to the date hereof except such disclosures related to events occurring prior to the Closing Date as, individually or in the aggregate, would not be reasonably likely to represent a PlayStream Material Adverse Effect.

This Agreement, and the rights and obligation of the parties hereto, shall be governed by the terms and conditions set forth in Section 11 of the Purchase Agreement. Notwithstanding anything in this Agreement or the Purchase Agreement to the contrary, in the event of any conflict between the terms of this Agreement and the terms of the Purchase Agreement, the terms of this Agreement shall control.

[signature page follows]

Please acknowledge your agreement to the foregoing by countersigning this letter of agreement in the space provided below and returning it to the undersigned.

Very truly yours,

VitalStream Holdings, Inc.

PlayStream, Inc.

By: /s/ Philip N. Kaplan

              Philip N. Kaplan, President

ACCEPTED AND AGREED

PlayStream, LLC

By: /s/ George Grubb

              George Grubb, President

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